SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


              Date of report (Date of earliest event reported)
                              August 27, 2002


                 CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
 ----------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Charter)


        Delaware                     000-33379                36-4459170
      ---------------            -----------------          ---------------
(State or Other Jurisdiction      (Commission              (IRS Employer
     of Incorporation)            File Number)             Identification No.)


30 South Wacker Drive, Chicago, Illinois                         60606
---------------------------------------------------             --------
(Address of Principal Executive Office)                         (Zip Code)


    Registrant's telephone number, including area code: (312) 930-1000


                                    N/A
            ---------------------------------------------------
       (Former Name or Former Address, if Changed Since Last Report)



ITEM 5.  Other Events.

         On August 27, 2002, Chicago Mercantile Exchange Holdings Inc. issued a joint press release with the Chicago Board of Trade announcing that they have reached a settlement agreement to resolve the litigation with eSpeed, Inc., a subsidiary of Cantor Fitzgerald, related to the Wagner patent on automated futures trading systems.

         A copy of the press release, dated August 27, 2002, is attached hereto as Exhibit 99.1.


ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits.


Exhibit
Number            Description
-------           --------------

99.1              Press Release, dated August 27, 2002.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
                                 Registrant


Date: August 27, 2002            By: /s/ Craig S. Donohue
                                    -----------------------------------------
                                    Craig S. Donohue
                                    Managing Director and Chief Administrative
                                    Officer

                                                               EXHIBIT 99.1





[Chicago Mercantile Exchange Logo]              [Chicago Board of Trade Logo]
         www.cme.com                                   www.cbot.com

Ellen G. Resnick, 312/930-3435                  David Prosperi, 312/435-3456
Maryellen T. Thielen, 312/930-3467              dprosperi@cbot.com
news@cme.com



CHICAGO MERCANTILE EXCHANGE, CHICAGO BOARD OF TRADE
SETTLE WAGNER PATENT LITIGATION

         CHICAGO, Aug. 27, 2002 - Chicago Mercantile Exchange Inc. (CME) and the Chicago Board of Trade (CBOT) today announced that they have reached a settlement agreement to resolve the litigation with eSpeed, Inc. (Nasdaq: ESPD), a subsidiary of Cantor Fitzgerald. The litigation is related to the Wagner patent on automated futures trading systems (United States patent No. 4,903,201).

         Under terms of the settlement agreement, CME and CBOT will each pay $15 million to eSpeed over a five-year period. As part of the agreement, all companies will be released from the legal claims brought against each other without admitting liability on the part of any company. The settlement agreement also covers futures and options on futures on individual stocks and narrow-based stock indexes offered by OneChicago LLC, a joint venture of CME, CBOT and the Chicago Board Options Exchange.

         "We made a business decision to settle the case and move on," said CME Chairman Terry Duffy. "We are now moving forward with our plans for CME and for investing in improvements to the speed, reliability and functionality of our GLOBEX(R) electronic trading platform."

         CBOT Chairman Nickolas J. Neubauer added, "Litigation is time-consuming, expensive and uncertain. It was in the best interests of the parties to reach a reasonable settlement, and that is what we accomplished."

         CME will recognize the entire settlement, equivalent to approximately 28 cents per diluted share, in the third quarter of 2002. CME will make an initial payment of $5 million, with five subsequent annual payments of $2 million. The CBOT will recognize the effect of the settlement in the third quarter of 2002.

         Chicago Mercantile Exchange Inc. (www.cme.com) is the largest futures exchange in the United States and the second largest exchange in the world for the trading of futures and options on futures. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX(R) around-the-clock electronic trading platform. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moves about $1.5 billion per day in settlement payments and manages $27.1 billion in collateral deposits. CME is a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc.

         Providing a diverse mix of financial, equity and commodity futures and options on futures products, the Chicago Board of Trade offers over 150 years of member-trader expertise, unparalleled liquidity and market integrity. Via open auction and electronic trading, the CBOT, the world's third largest derivatives marketplace, provides premier customer service to risk managers and investors worldwide. Originally a marketplace for agricultural producers to achieve price protection, today the CBOT offers more than 60 different products, including futures and option on U.S. Treasury bonds and notes, interest rate swaps, the Dow Jones Industrial Average, including an electronic mini-sized Dow, and other Dow Jones indices. For more information on the CBOT's products and markets, log onto the exchange Web site at www.cbot.com.

         GLOBEX is a registered trademark of Chicago Mercantile Exchange Inc. Further information about CME and its products is available on the CME Web site at www.cme.com.

         Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which can be obtained at its Web site at www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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